Exhibit 99.1

News
Release

Vectren Corporation
One Vectren Square
Evansville, IN 47708

February 4, 2013

FOR IMMEDIATE RELEASE

Investor contact:    Robert Goocher 812-491-4080 or rgoocher@vectren.com
Media contact:        Chase Kelley 812-491-4128 or kckelley@vectren.com

VUHI to Redeem 6.25 Percent Senior Monthly Notes Due 2039

Evansville, Indiana - Vectren Corporation (NYSE: VVC) today announced that its subsidiary, Vectren Utility Holdings, Inc. (“VUHI”), will redeem all of its outstanding 6.25 percent Senior Monthly Notes due 2039 (CUSIP No. 92239MAJ0) (the “Notes”) on April 1, 2013 (the “Redemption Date”). The redemption price is 100 percent of the unpaid principal amount of the Notes, together with accrued and unpaid interest up to, but excluding, the Redemption Date. The aggregate principal amount of the Notes currently outstanding is approximately $122 million.

This press release does not constitute a notice of redemption of the Notes. The redemption of the Notes is made solely pursuant to VUHI's notice of redemption dated February 4, 2013 and delivered to the registered holders of the Notes by the trustee with respect to the Notes.

About Vectren

Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren's energy delivery subsidiaries provide gas and/or electricity to more than 1 million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. These include infrastructure services, energy services, coal mining and energy marketing. To learn more about Vectren, visit www.vectren.com.